SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                         Date of Report:  February 11, 2000


                           COBB RESOURCES CORPORATION
              (Exact name of registrant as specified in its charter)


           NEW MEXICO                     000-04395              85-0206160
  (State or other jurisdiction     (Commission File Number)    (IRS Employer
of incorporation or organization)                            Identification No.)


                              Warner Hollywood Studios
                              1041 North Formosa Avenue
                              Mary Pickford Building, Suite 101
                              Los Angeles, CA 90046
          (Address of principal executive offices, including zip code)

                                 (323) 850-2800
              (Registrant's telephone number, including area code)



Item  1  and  2.     Changes  in  control  of  Registrant  and  Acquisition  or
Disposition  of  Assets

     With the exception of section A and B below, references to shares of common stock in this Item of Form 8-K refer to post-reverse split shares with respect to a ten for one reverse split of the Company's common stock with a record date of February 17, 2000.

A. On February 3, 2000, George Furla, Peter Benz and Randall Emmett, individuals, purchased, in the aggregate, 2,000,000 shares (approximately 23%) of common stock (the "Shares") of Cobb Resources Corporation, from Charlie Cobb for a combined purchase price of $180,000 pursuant to a Security Purchase Agreement. These shares were then retired. Mr. Cobb is and a Director of the Company and, prior to the completion of this transaction, was President and Chief Executive Officer of the Company. The Shares were acquired as follows:

     1. Mr. George Furla acquired 666,667 shares of common stock of the Company from Mr. Cobb for $60,000, payable in cash. Mr. Furla is a general partners of Emmitt/Furla Films, a California General Partnership.


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     2.     Mr.  Peter  Benz  acquired  666,666  shares  of  common stock of the
Company from Mr. Cobb for $60,000, payable in cash. Mr. Benz is an advisor to Emmitt/Furla Films, a California General Partnership.

     3. Mr. Randall Emmitt acquired 666,666 shares of common stock of the Company from Mr. Cobb for $60,000, payable in cash. Mr. Emmett is a general partners of Emmitt/Furla Films, a California General Partnership and president of Randall Emmett Films, Inc, a California corporation.

B. On February 3, 2000, COBB Resources sold its mineral and certain other assets to Mr. Cobb for 2,000,000 (pre-reverse split shares)shares of COBB Resources Corporation ("COBB"). Mr. Cobb also assumed all known and unknown liabilities, fixed and contingent, of COBB which have accrued up too February 3, 2000 in accordance with the terms of an Asset Purchase Agreement between the Company and COBB Resources corporation, a Texas corporation.

C. On February 3, 2000, Cobb Resources Corporation (the "Company"), acquired certain assets, tangible property and all other tangible and intangibles related to the following entertainment projects: Street Pirates, Unholy Alliance, Revelation, Imagining Argentina, Held for Ransom, After Sex, Andrew Dice Clay Comedy Special and the Dan Haggerty Wilderness Series in accordance with the terms of an Asset Purchase Agreement between the Company and George Furla ("Furla"), Randall Emmett ("Emmett"), Emmett/Furla Films, a California general partnership ("EF Films"), and Randall Emmett Films, Inc. a California corporation ("RE FILMS") (all of whom are collectively referred to as the "Seller" or "Sellers"). The acquisition was consummated by the issuance of 12,207,000 post-reverse split shares of the Company's Common Stock issued and outstanding.

George Furla ("Furla"), Randall Emmett ("Emmett"), Emmett/Furla Films, a California general partnership ("EF Films"), and Randall Emmett Films, Inc. a California corporation ("RE FILMS") (all of whom are hereinafter collectively referred to as the "Seller" or "Sellers") seek and produce entertainment projects.

     The following table sets forth certain information as of February 3, 2000 with respect to shares of the Company's Common Stock owned by (a) each director and executive officer of the Company and (b) each person known to the Company to own beneficially more than 5% of the Company's Common Stock (the only class of stock outstanding):

Name of             Number of Shares    Percent
Beneficial Owner   Beneficially Owned   of Class
George Furla (1).           3,902,334      29.9%

andall Emmett (2)           3,902,333      29.3%

Peter Benz (3)              3,902,333      29.3%

------------------------------
     (1) Mr. Furla is Chief Executive Officer, President and a director of the Company.
     (2)  Mr.  Emmett  is Chief Operating Officer and a director of the Company.
     (3)  MR.  Benz  is  Treasurer  and  a  director  of  the  Company.

The basis upon which shares of the Company were exchanged for the assets of the Sellers, was established through an arm's length negotiations between the Company and the Sellers. There was no relationship between the Sellers on the one hand, and the Company, on the other hand, prior to entering into the Asset Purchase Agreement.

Item  5.     Other  Events

     (a) Election and Resignation of Directors: Upon consummation of the acquisition, George Furla, Randall Emmett and Peter Benz were elected to the Board of Directors of the Company and Charles Cobb IV, Christy Foster and Charles Cobb V resigned.

     (b) Reverse Stock Split: On February 3, 2000, the Board of Directors of the Company approved a ten for one (10:1) reverse stock split to be effective and of record on February 17, 2000.

Item  7.     Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) The required pro forma financial information is unavailable as of the date hereof and will be filed by the Company pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder within 75 days after the date of the event reported in the Form 8-K.

     (b)  Exhibits

     2.1 Asset Purchase Agreement between the Company and George Furla ("Furla"), Randall Emmett ("Emmett"), Emmett/Furla Films, a California general partnership ("EF Films"), and Randall Emmett Films, Inc. a California corporation ("RE FILMS") (all of whom are collectively referred to as the "Seller" or "Sellers").

     2.2 Asset Purchase Agreement between the Company and COBB Resources corporation, a Texas corporation.

     2.3 Security Purchase Agreement between George Furla, Peter Benz and Randall Emmett and Charles Cobb.



                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                      COBB RESOURCES CORPORATION

Date:  February 11, 2000              By:/s/ George Furla
                                         -----------------
                                         President


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